Exhibit 99.1

For Release: January 7 at 1:00 pm PT

diaDexus, Inc. Announces Appointment of James Sulat and Elizabeth Hutt

to its Board of Directors

SOUTH SAN FRANCISCO, Calif. — (BUSINESS WIRE) — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced the appointment of James Sulat and Elizabeth Hutt as members of its board of directors effective immediately. Mr. Sulat will serve as chairman of the audit committee and will serve on the nominating and corporate governance committee. Ms. Hutt will serve on the audit and compensation committees. The Company also announced the resignations of Andrew Galligan, James Panek, and Charles Patrick from its Board of Directors.

“We are honored to have Jim and Elizabeth join the board of directors at this important juncture as diaDexus evolves into a multi-product commercial organization,” said Lori Rafield, Ph.D., interim chief executive officer and chairman of the board for diaDexus. “As we now have multiple commercial products in our PLAC business and will continue to diversify our revenue base, we look forward to the contributions from Jim and Elizabeth, two highly experienced and industry-recognized board members. Jim’s significant board and financial leadership experience and Elizabeth’s extensive commercial operational experience will benefit diaDexus as we plan and execute growth strategies for our products and business.”

James Sulat currently serves as chairman of the board of directors of Momenta Pharmaceuticals, Inc., as vice chairman of the supervisory board of Valneva SE, and as a member of the board of directors of AMAG Pharmaceuticals, Inc. Previously, Mr. Sulat served as the chief executive officer, chief financial officer and a member of the board of directors of Maxygen, Inc., a biopharmaceutical company. Prior to that, he served as the chief executive officer, chief financial officer and a member of the board of directors of Memory Pharmaceuticals Corp., a biopharmaceutical company. Mr. Sulat received a B.S. in Administrative Sciences from Yale University, and an M.B.A. and an M.S. in Health Services Administration from Stanford University.

Elizabeth Hutt is a member of the board of directors and the chief executive officer of NuGEN Technologies, Inc., a global leader in the development, manufacture and sale of genomic sample preparation products for analysis on leading genetic platforms, such as next generation sequencing systems. Ms. Hutt joined NuGEN in 2004 as vice president, commercial responsible for establishing the Company’s brand, portfolio strategy and global sales and technical support infrastructure. She moved into the chief executive officer role in 2006 and under her continued leadership, the company has commercialized numerous proprietary products for use in research and diagnostic applications. Prior to joining NuGEN, Ms. Hutt held commercial management roles with Tripos, Affymetrix, and Life Technologies during significant growth phases of these businesses. She received her M.S. in Business Administration from Central Michigan University and a B.A. in Chemistry from Michigan State University.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The Company’s two diagnostic products are the only FDA-cleared Lp-PLA2 blood tests to uncover the hidden risk of cardiovascular disease. The PLAC® Test ELISA Kit is to be used in conjunction with clinical evaluation and patient risk assessment as an aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The PLAC® Test for Lp-PLA2 Activity is to be used in conjunction with clinical evaluation and patient risk assessment as an aid in predicting risk of coronary heart disease in patients with no prior history of cardiovascular events, which represents approximately 75% of coronary heart disease patients. The company also has heart failure biomarkers for development. For more information, please visit the company’s website at www.diaDexus.com.

CONTACTS:

diaDexus, Inc.

Lori Rafield, Ph.D., 650-246-6427

Interim Executive Chair and Chairman of the Board of Directors

lrafield@diadexus.com

or

Amy Figueroa, CFA, 650-246-6424

Investor Relations

afigueroa@diadexus.com

or

BrewLife

Nicole Foderaro, 415-946-1058

nfoderaro@brewlife.com